Exhibit 99.1

Amcor reports strong fiscal 2022 financial results. Provides outlook for fiscal 2023
June 2022 quarter: net sales up 13% and up 6% on a comparable constant currency basis; GAAP operating income of $252 million; Adjusted EBIT up 9% on a comparable constant currency basis
Fiscal 2022 Full Year Highlights
•Net sales of $14,544 million, up 13%;
•GAAP Net Income of $805 million; GAAP earnings per share (EPS) of 52.9 cps;
•Adjusted EPS of 80.5 cps, up 11% on a comparable constant currency basis, at the top end of guidance range;
•Adjusted EBIT of $1,701 million, up 7% on a comparable constant currency basis;
•Adjusted Free Cash Flow of $1,066 million in line with guidance;
•Significant increase in cash returns to shareholders: annual dividend increased to 48.0 cents per share; $600 million of shares repurchased (approximately 3% of outstanding shares); and
•Fiscal 2023 outlook: Adjusted EPS growth on a comparable constant currency basis of 3-8% including an adverse impact of approximately 4% from higher interest expense (adjusted EPS of 80-84 cents per share on a reported basis). Adjusted Free Cash Flow of $1.0-$1.1 billion and approximately $400 million of share repurchases.

Amcor CEO Ron Delia said: “Fiscal 2022 was another outstanding year for Amcor. Our financial performance accelerated throughout the year as we delivered our strongest quarter in June with organic sales growth of 6% and adjusted EBIT growth of 9%. For the full year, strong execution resulted in 11% adjusted EPS growth, at the top end of our guidance range and supported by organic sales growth of 4%. We generated over $1 billion in adjusted free cash flow, supporting $600 million in share repurchases and an increase in what we believe is a very compelling dividend."
“This is our third consecutive year of accelerating top line growth, and we expect to sustain this momentum including by stepping up investments in areas such as higher value-add priority segments. This gives us confidence the business will deliver another year of strong underlying EPS growth in the range of 7% to 12%. We also plan to continue returning capital to shareholders while actively exploring opportunities for value-creating acquisitions across our portfolio."
“Amcor has consistently delivered on our investment case and in fiscal 2022 we added further to the company's strong track record for long-term shareholder value creation. The many opportunities we see for continued underlying growth give us confidence in our outlook and we look forward to continuing to deliver on our strategic and financial objectives.”

Key Financials(1)

			Twelve Months Ended June 30,
GAAP results			2021 $ million	2022 $ million
Net sales			12,861	14,544
Net income			939	805
EPS (diluted US cents)			60.2	52.9

	Twelve Months Ended June 30,		Reported ∆%	Comparable constant currency ∆%
Adjusted non-GAAP results	2021 $ million	2022 $ million
Net sales(2)	12,861	14,544	13	4
EBITDA	2,028	2,117	4	7
EBIT	1,621	1,701	5	7
Net income	1,158	1,224	6	8
EPS (diluted US cents)	74.4	80.5	8	11
Free Cash Flow	1,099	1,066
(1) Adjusted non-GAAP results exclude items which are not considered representative of ongoing operations. Comparable constant currency ∆% excludes the impact of movements in foreign exchange rates and items affecting comparability. Further details related to non-GAAP measures and reconciliations to GAAP measures can be found under "Presentation of non-GAAP information” in this release.
(2) Comparable constant currency ∆% for net sales excludes a 12% impact from the pass through of raw material costs, a 2% unfavorable currency impact and a 1% unfavorable impact from items affecting comparability.
Note: All amounts referenced throughout this document are in US dollars unless otherwise indicated and numbers may not add up precisely to the totals provided due to rounding.

Cash Returns to Shareholders
Amcor generates significant cash flow, maintains strong credit metrics and is committed to an investment grade credit rating. This annual cash flow provides substantial capacity to simultaneously reinvest in the business for organic growth, pursue acquisitions and return cash to shareholders through a compelling and growing dividend as well as regular share repurchases.
Dividend
The Amcor Board of Directors today declared a quarterly cash dividend of 12.0 cents per share. Combined with the last three quarterly dividends, this increases the annual dividend for fiscal 2022 to 48.0 US cents per share. The quarterly dividend declared today will be paid in US dollars to holders of Amcor’s ordinary shares trading on the NYSE. Holders of CDIs trading on the ASX will receive an unfranked dividend of 17.26 Australian cents per share, which reflects the quarterly dividend of 12.0 cents per share converted at an average AUD:USD exchange rate of 0.6951 over the five trading days ended August 8, 2022.
The ex-dividend date will be September 7, 2022, the record date will be September 8, 2022 and the payment date will be September 28, 2022.
Share repurchases
$600 million was used to repurchase shares in fiscal 2022, which reduced the total number of shares issued and outstanding by approximately 3%.
Amcor expects to allocate approximately $400 million of cash towards share repurchases in the 2023 fiscal year.
2022 financial results
Segment Information

	Twelve Months Ended June 30, 2021				Twelve Months Ended June 30, 2022
Adjusted non-GAAP results	Net sales $ million	EBIT $ million	EBIT / Sales %	EBIT / Average funds employed %(1)	Net sales $ million	EBIT $ million	EBIT / Sales %	EBIT / Average funds employed %(1)
Flexibles	10,040	1,427	14.2		11,151	1,517	13.6
Rigid Packaging	2,823	299	10.6		3,393	289	8.5
Other	(2)	(105)			—	(105)
Total Amcor	12,861	1,621	12.6	15.4	14,544	1,701	11.7	16.3
(1) Return on average funds employed includes shareholders equity and net debt, calculated using a four quarter average and Last Twelve Months adjusted EBIT.

Full year net sales for the Amcor Group increased by 13% on a reported basis, which includes price increases of approximately $1,530 million (representing 12% growth) related to the pass through of higher raw material costs and a combined unfavorable impact of 3% related to items affecting comparability and currency.

Full year net sales were 4% higher than the same period last year on a comparable constant currency basis largely reflecting favorable price/mix. Full year volumes were also higher than the prior year.

Full year adjusted EBIT of $1,701 million was 7% higher than last year on a comparable constant currency basis. Adjusted EBIT margins of 11.7% remained strong despite an adverse impact of 140 basis points related the pass through of higher raw material costs and return on average funds employed expanded by 90 basis points to 16.3%.

For the June quarter, net sales for the Amcor Group of $3,909 million increased by 13% on a reported basis and 6% on a comparable constant currency basis mainly reflecting strong price/mix benefits. June quarter volumes were also higher than the prior year. Adjusted EBIT for the June quarter of $505 million was 9% higher than the same quarter last year on a comparable constant currency basis.

Flexibles	Twelve Months Ended June 30,		Reported ∆%	Comparable constant currency ∆%
	2021 $ million	2022 $ million
Net sales	10,040	11,151	11	4
Adjusted EBIT	1,427	1,517	6	9
Adjusted EBIT / Sales %	14.2	13.6
On a reported basis, full year net sales of $11,151 million were 11% higher, which includes price increases of approximately $1,091 million (representing 11% growth) related to the pass through of higher raw material costs and a combined unfavorable impact of 4% related to items affecting comparability and currency. Full year net sales were 4% higher than the prior period on a comparable constant currency basis reflecting favorable price/mix.

On a reported basis, net sales for the June quarter of $2,967 million were 10% higher than the same quarter last year and 6% higher on a comparable constant currency basis, reflecting favorable price/mix. Adjusted EBIT was 11% higher than the same quarter last year on a comparable constant currency basis.

Amcor continues to successfully execute its long-term strategy of driving growth in priority high value segments and end markets which has driven strong mix benefits in each quarter of fiscal 2022. Persistent supply chain disruptions had a dampening effect on volume growth in some categories through the year, and in parts of the business actions were taken to direct constrained materials to their highest value use, which also had a favorable impact on mix. As a result, overall volumes for the June quarter and full year were broadly in line with the same period last year.

In North America, full year net sales grew in the mid single digit range driven by a balance of favorable mix and higher volumes. Volumes were higher in the medical, condiments, liquid beverage and confectionary end markets, partly offset by lower coffee and frozen food volumes.

In Europe, full year net sales grew in the mid single digit range driven by strong mix. Higher volumes across a broad range of end markets including pet food, healthcare, premium coffee, meat and confectionary were more than offset by lower film and foil rollstock volumes.

Full year net sales and volumes grew at mid single digit rates across the Asian emerging markets. In Latin America, net sales grew at mid single digit rates and while volumes were lower than the same period last year, this was more than offset by price/mix which continued to strengthen through the year.

Full year adjusted EBIT of $1,517 million was 9% higher than in the prior period on a comparable constant currency basis reflecting growth in priority high value segments, inflation recovery and strong cost performance.

Adjusted EBIT margins of 13.6% remained strong despite an adverse impact of 150 basis points related the pass through of higher raw material costs.

Rigid Packaging	Twelve Months Ended June 30,		Reported ∆%	Comparable constant currency ∆%
	2021 $ million	2022 $ million
Net sales	2,823	3,393	20	5
Adjusted EBIT	299	289	(3)	(4)
Adjusted EBIT / Sales %	10.6	8.5
On a reported basis, full year net sales of $3,393 million were 20% higher than the prior year, which includes price increases of approximately $439 million (representing 16% growth) related to the pass through of higher raw material costs. Full year net sales were 5% higher than the prior period on a comparable constant currency basis reflecting volume growth of 3% and a favorable price/mix benefit of 2%.
On a reported basis, net sales for the June quarter of $942 million were 23% higher than the same quarter last year, and 5% higher on a comparable constant currency basis reflecting volume growth of 3% and a favorable price/mix benefit of 2%. In line with expectations, adjusted EBIT was 5% higher than the June quarter last year on a comparable constant currency basis.

In North America, full year beverage volumes were 1% higher than the prior year. Full year hot fill container volumes were up 2% against a strong prior year of 13% growth (up 4% in the June quarter, also against a strong prior year June quarter) reflecting continued growth in key categories. Specialty container volumes continued to improve sequentially in the June quarter, but on a full year basis volumes were lower than last year which benefited from a strong first half in the home and personal care category.

In Latin America, full year volumes grew at a double digit rate with higher volumes in Argentina, Colombia, Mexico, and Peru. The business achieved its strongest volume growth for the year in the June quarter, led in part by strength in Brazil.

Full year adjusted EBIT of $289 million reflects lower earnings in North America, partly offset by higher earnings in Latin America. Through the first half of the year, the business in North America was adversely impacted by industry wide supply chain disruptions and shortages of key raw materials. Operating conditions and financial performance improved sequentially with adjusted EBIT for the June 2022 quarter increasing by 5% compared to the prior year period, building on 4% adjusted EBIT growth delivered in the March 2022 quarter.

Other	Twelve Months Ended June 30,
Adjusted EBIT	2021 $ million	2022 $ million
AMVIG (equity accounted investment, net of tax)	3	—
Corporate expenses	(108)	(105)
Total Other	(105)	(105)
Net interest and income tax expense
Net interest expense for the twelve months ended June 30, 2022 was $135 million compared with $139 million in the same period last year. GAAP Income tax expense was $300 million compared with $261 million last year. Excluding amounts related to non-GAAP adjustments, adjusted tax expense for the twelve months ended June 30, 2022 was $332 million compared with $312 million in the same period last year. Adjusted tax expense represents an effective tax rate of 21.2% (21.1% in the same period last year).
Free Cash Flow
Adjusted Free Cash Flow for fiscal 2022 was $1,066 million and compares with $1,099 million last year. EBITDA growth was offset by the adverse working capital impact from higher inventory levels and higher raw material costs. Capital expenditure increased by $59 million, or 13%, to $527 million as the Company increased investments in strategic organic growth opportunities. Working capital performance remained stable through fiscal 2022 with Amcor's twelve month average working capital to sales ratio below 8%.
Net debt was $5,715 million at June 30, 2022, and leverage, measured as net debt divided by adjusted trailing twelve month EBITDA, was 2.7 times.

Update on Businesses in Russia and Ukraine
After a thorough review of all strategic options, Amcor has made the decision to pursue the sale of its three factories in Russia. While it is difficult to determine the exact timing for finalization, the Company is working towards completion during the second half of the 2023 fiscal year.

Until that time, Amcor remains committed to supporting its employees and customers, while preserving value for shareholders through an orderly sale process. The Company is also undertaking proactive initiatives to help offset the future impact of divested earnings.

Assets and liabilities of the Russian business have been classified as held for sale at June 30, 2022. Impairment and restructuring charges related to the Russia and Ukraine operations of approximately $200 million were recognized in the June 2022 quarter and have been excluded from adjusted earnings.

Fiscal 2023 Guidance
For the twelve-month period ending June 30, 2023, the Company expects:
•Adjusted EPS of approximately 80 to 84 cents per share on a reported basis which includes:
◦Growth of approximately 3-8% on a comparable constant currency basis comprising approximately 5-10% growth from the underlying business performance and a benefit of approximately 2% from share repurchases, partially offset by a negative impact of approximately 4% related to higher estimated net interest expense;
◦A negative impact of approximately 2% related to the scale down and planned sale of the Company's three plants in Russia; and
◦A negative impact of approximately 2% related to a stronger US dollar, assuming current foreign exchange rates prevail through the balance of fiscal 2023.
•Adjusted Free Cash Flow of approximately $1.0 to $1.1 billion.
•Approximately $400 million of cash to be allocated towards share repurchases.
Amcor's guidance contemplates a range of factors which create a degree of uncertainty and additional complexity when estimating future financial results. Further information can be found under 'Cautionary Statement Regarding Forward-Looking Statements' in this release.

Conference Call
Amcor is hosting a conference call with investors and analysts to discuss these results on Wednesday August 17, 2022 at 5:30pm US Eastern Daylight Time / Thursday August 18, 2022 at 7:30am Australian Eastern Standard Time. Investors are invited to listen to a live webcast of the conference call at our website, www.amcor.com, in the “Investors” section.
Those wishing to access the call should use the following toll-free numbers, with the Conference ID : 8080870
•US & Canada – 888 440 4149
•Australia – 1800 953 093
•United Kingdom – 0800 358 0970
•Singapore – +65 3159 5133 (local number)
•Hong Kong – +852 3002 3410 (local number)
From all other countries, the call can be accessed by dialing +1 646 960 0661 (toll).
A replay of the webcast will also be available on www.amcor.com following the call.

About Amcor
Amcor is a global leader in developing and producing responsible packaging solutions for food, beverage, pharmaceutical, medical, home and personal-care, and other products. Amcor works with leading companies around the world to protect their products and the people who rely on them, differentiate brands, and improve supply chains through a range of flexible and rigid packaging, specialty cartons, closures, and services. The company is focused on making packaging that is increasingly lighter weight, recyclable and reusable, and made using an increasing amount of recycled content. In fiscal year 2022, 44,000 Amcor people generated $15 billion in annual sales from operations that span 220 locations in 43 countries. NYSE: AMCR; ASX: AMC
www.amcor.com I LinkedIn I Facebook I Twitter I YouTube

Contact Information

Investors
Tracey Whitehead	Damien Bird	Damon Wright
Head of Investor Relations	Vice President Investor Relations	Vice President Investor Relations
Amcor	Amcor	Amcor
+61 3 9226 9028	+61 3 9226 9070	+1 224 313 7141
tracey.whitehead@amcor.com	damien.bird@amcor.com	damon.wright@amcor.com

Media - Australia	Media - Europe	Media - North America
James Strong	Ernesto Duran	Clifton M. O'Neal
	Head of Global Communications	Director, Media Relations
Citadel-MAGNUS	Amcor	Amcor
+61 448 881 174	+41 78 698 69 40	+1 224 313 7111
jstrong@citadelmagnus.com	ernesto.duran@amcor.com	clifton.oneal@amcor.com

Amcor plc UK Establishment Address: 83 Tower Road North, Warmley, Bristol, England, BS30 8XP, United Kingdom
UK Overseas Company Number: BR020803
Registered Office: 3rd Floor, 44 Esplanade, St Helier, JE4 9WG, Jersey
Jersey Registered Company Number: 126984, Australian Registered Body Number (ARBN): 630 385 278

Cautionary Statement Regarding Forward-Looking Statements
This document contains certain statements that are “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identified with words like “believe,” “expect,” “target,” “project,” “may,” “could,” “would,” “approximately,” “possible,” “will,” “should,” “intend,” “plan,” “anticipate,” "commit," “estimate,” “potential,” "ambitions," “outlook,” or “continue,” the negative of these words, other terms of similar meaning, or the use of future dates. Such statements are based on the current expectations of the management of Amcor and are qualified by the inherent risks and uncertainties surrounding future expectations generally. Actual results could differ materially from those currently anticipated due to a number of risks and uncertainties. None of Amcor or any of its respective directors, executive officers, or advisors provide any representation, assurance or guarantee that the occurrence of the events expressed or implied in any forward-looking statements will actually occur. Risks and uncertainties that could cause actual results to differ from expectations include, but are not limited to: changes in consumer demand patterns and customer requirements; the loss of key customers, a reduction in production requirements of key customers; significant competition in the industries and regions in which Amcor operates; failure by Amcor to expand its business; challenging current and future global economic conditions, including inflation and supply chain disruptions; impact of operating internationally, including negative impacts from the Russia-Ukraine conflict and the ability to sell assets in Russia; price fluctuations or shortages in the availability of raw materials, energy, and other inputs; disruptions to production, supply, and commercial risks, which may be exacerbated in times of economic volatility; global health outbreaks, including COVID-19; an inability to attract and retain key personnel; costs and liabilities related to current and future environment, health, and safety laws and regulations; labor disputes; risks related to climate change; failures or disruptions in information technology systems; cybersecurity risks; a significant increase in indebtedness or a downgrade in the credit rating; foreign exchange rate risk; rising interest rates; a significant write-down of goodwill and/or other intangible assets; failure to maintain an effective system of internal control over financial reporting; inability of the Company’s insurance policies to provide adequate protections; challenges to or the loss of intellectual property rights; litigation, including product liability claims; increasing scrutiny and changing expectations with respect to Amcor Environmental, Social and Governance policies resulting in increased costs; changing government regulations in environmental, health, and safety matters; changes in tax laws or changes in our geographic mix of earnings; and other risks and uncertainties identified from time to time in Amcor’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including without limitation, those described under Item 1A. “Risk Factors” of Amcor’s annual report on Form 10-K for the fiscal year ended June 30, 2021 and any subsequent quarterly reports on Form 10-Q. You can obtain copies of Amcor’s filings with the SEC for free at the SEC’s website (www.sec.gov). Forward-looking statements included herein are made only as of the date hereof and Amcor does not undertake any obligation to update any forward-looking statements, or any other information in this communication, as a result of new information, future developments or otherwise, or to correct any inaccuracies or omissions in them which become apparent, except as expressly required by law. All forward-looking statements in this communication are qualified in their entirety by this cautionary statement.
Presentation of non-GAAP information
Included in this release are measures of financial performance that are not calculated in accordance with U.S. GAAP. These measures include adjusted EBIT (calculated as earnings before interest and tax), adjusted net income, adjusted earnings per share, adjusted free cash flow and net debt. In arriving at these non-GAAP measures, we exclude items that either have a non-recurring impact on the income statement or which, in the judgment of our management, are items that, either as a result of their nature or size, could, were they not singled out, potentially cause investors to extrapolate future performance from an improper base. While not all inclusive, examples of these items include:

•material restructuring programs, including associated costs such as employee severance, pension and related benefits, impairment of property and equipment and other assets, accelerated depreciation, termination payments for contracts and leases, contractual obligations, and any other qualifying costs related to the restructuring plan;
•material sales and earnings from disposed or ceased operations and any associated profit or loss on sale of businesses or subsidiaries;
•consummated and identifiable divestitures agreed to with certain regulatory agencies as a condition of approval for those acquisitions;
•impairments in goodwill and equity method investments;
•material acquisition compensation and transaction costs such as due diligence expenses, professional and legal fees, and integration costs;
•material purchase accounting adjustments for inventory;
•amortization of acquired intangible assets from business combination;
•significant property impairments, net of insurance recovery;
•payments or settlements related to legal claims;
•impacts from hyperinflation accounting; and
•impacts related to the Russia-Ukraine conflict.

Amcor also evaluates performance on a comparable constant currency basis, which measures financial results assuming constant foreign currency exchange rates used for translation based on the average rates in effect for the comparable prior year period. In order to compute comparable constant currency results, we multiply or divide, as appropriate, current-year U.S. dollar results by the current year average foreign exchange rates and then multiply or divide, as appropriate, those amounts by the prior-year average foreign exchange rates. We then adjust for other items affecting comparability. While not all inclusive, examples of items affecting comparability include the difference between sales or earnings in the current period and the prior period related to acquired, disposed, or ceased operations. Comparable constant currency net sales performance also excludes the impact from passing through movements in raw material costs.

Management has used and uses these measures internally for planning, forecasting and evaluating the performance of the Company’s reporting segments and certain of the measures are used as a component of Amcor’s Board of Directors’ measurement of Amcor’s performance for incentive compensation purposes. Amcor believes that these non-GAAP measures are useful to enable investors to perform comparisons of current and historical performance of the Company. For each of these non-GAAP financial measures, a reconciliation to the most directly comparable U.S. GAAP financial measure has been provided herein. These non-GAAP financial measures should not be construed as an alternative to results determined in accordance with U.S. GAAP. The Company provides guidance on a non-GAAP basis as we are unable to predict with reasonable certainty the ultimate outcome and timing of certain significant forward-looking items without unreasonable effort.  These items include but are not limited to the impact of foreign exchange translation, restructuring program costs, asset impairments, possible gains and losses on the sale of assets, and certain tax related events. These items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP earnings and cash flow measures for the guidance period.

Dividends
Amcor has received a waiver from the ASX’s settlement operating rules, which will allow the Company to defer processing conversions between its ordinary share and CDI registers from September 6, 2022 to September 7, 2022 inclusive.

U.S. GAAP Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended June 30,		Twelve Months Ended June 30,
($ million)	2021	2022	2021	2022
Net sales	3,454	3,909	12,861	14,544
Cost of sales	(2,709)	(3,115)	(10,129)	(11,724)
Gross profit	745	794	2,732	2,820
Selling, general, and administrative expenses	(330)	(342)	(1,292)	(1,284)
Research and development expenses	(26)	(24)	(100)	(96)
Restructuring, impairment, and related expenses, net	(72)	(207)	(94)	(234)
Other income, net	48	31	75	33
Operating income	365	252	1,321	1,239
Interest expense, net	(36)	(35)	(139)	(135)
Other non-operating income/(expense), net	4	(1)	11	11
Income before income taxes and equity in income of affiliated companies	333	216	1,193	1,115
Income tax expense	(74)	(104)	(261)	(300)
Equity in income of affiliated companies, net of tax	—	—	19	—
Net income	259	112	951	815
Net income attributable to non-controlling interests	(4)	(3)	(12)	(10)
Net income attributable to Amcor plc	255	109	939	805
USD:EUR average FX rate	0.8295	0.9391	0.8385	0.8881

Basic earnings per share attributable to Amcor	0.166	0.074	0.604	0.532
Diluted earnings per share attributable to Amcor	0.166	0.073	0.602	0.529
Weighted average number of shares outstanding – Basic	1,533	1,487	1,551	1,509
Weighted average number of shares outstanding – Diluted	1,538	1,499	1,556	1,516

U.S. GAAP Condensed Consolidated Statements of Cash Flows (Unaudited)

	Twelve Months Ended June 30,
($ million)	2021	2022
Net income	951	815
Depreciation, amortization, and impairment	574	625
Russia and Ukraine impairment	—	138
Changes in operating assets and liabilities	(47)	(207)
Other non-cash items	(17)	155
Net cash provided by operating activities	1,461	1,526
Purchase of property, plant, and equipment and other intangible assets	(468)	(527)
Proceeds from sales of property, plant, and equipment and other intangible assets	26	18
Proceeds/(payments) from divestitures	214	(1)
Net debt proceeds/(repayments)	(98)	476
Dividends paid	(742)	(732)
Share buy-back/cancellations	(351)	(601)
Share proceeds/(purchases), net	22	(29)
Cash and cash equivalents classified as held for sale	—	(75)
Other, including effects of exchange rate on cash and cash equivalents	43	(130)
Net increase/(decrease) in cash and cash equivalents	107	(75)
Cash and cash equivalents at the beginning of the period	743	850
Cash and cash equivalents at the end of the period	850	775

U.S. GAAP Condensed Consolidated Balance Sheets (Unaudited)

($ million)	June 30, 2021	June 30, 2022
Cash and cash equivalents	850	775
Trade receivables, net	1,864	1,935
Inventories, net	1,991	2,439
Property, plant and equipment, net	3,761	3,646
Goodwill and other intangible assets, net	7,254	6,942
Other assets	1,468	1,689
Total assets	17,188	17,426
Trade payables	2,574	3,073
Short-term debt and current portion of long-term debt	103	150
Long-term debt, less current portion	6,186	6,340
Accruals and other liabilities	3,504	3,722
Shareholders' equity	4,821	4,141
Total liabilities and shareholders' equity	17,188	17,426

Reconciliation of Non-GAAP Measures

Reconciliation of adjusted Earnings before interest, tax, depreciation and amortization (EBITDA), Earnings before interest and tax (EBIT), Net income, and Earnings per share (EPS)

	Three Months Ended June 30, 2021				Three Months Ended June 30, 2022
($ million)	EBITDA	EBIT	Net Income	EPS (Diluted US cents)	EBITDA	EBIT	Net Income	EPS (Diluted US cents)
Net income attributable to Amcor	255	255	255	16.4	109	109	109	7.3
Net income attributable to non-controlling interests	4	4			3	3
Tax expense	74	74			103	103
Interest expense, net	36	36			35	35
Depreciation and amortization	140				145
EBITDA, EBIT, Net income and EPS	508	368	255	16.4	395	250	109	7.3
Material restructuring programs	72	72	72	4.7	11	11	11	0.7
Net loss on disposals	—	—	—	—	1	1	1	—
Material acquisition and other costs	(10)	(10)	(10)	(0.6)	—	—	—	—
Impact of hyperinflation	2	2	2	0.1	6	6	6	0.4
Property and other gains, net	—	—	—	—	(10)	(10)	(10)	(0.6)
Pension settlements	—	—	—	—	5	5	5	0.3
Amortization of acquired intangibles		44	44	2.9		42	42	2.7
Russia-Ukraine conflict impacts	—	—	—	—	200	200	200	13.3
Tax effect of above items			(10)	(0.6)			4	0.3
Adjusted EBITDA, EBIT, Net income, and EPS	572	476	353	22.9	609	505	368	24.4

Reconciliation of adjusted growth to comparable constant currency growth
% growth - Adjusted EBITDA, EBIT, Net income and EPS					7	6	5	7
% items affecting comparability					—	—	—	—
% currency impact					3	3	3	3
% comparable constant currency growth					10	9	8	10

	Twelve Months Ended June 30, 2021				Twelve Months Ended June 30, 2022
($ million)	EBITDA	EBIT	Net Income	EPS (Diluted US cents)	EBITDA	EBIT	Net Income	EPS (Diluted US cents)
Net income attributable to Amcor	939	939	939	60.2	805	805	805	52.9
Net income attributable to non-controlling interests	12	12			10	10
Tax expense	261	261			300	300
Interest expense, net	139	139			135	135
Depreciation and amortization	572				579
EBITDA, EBIT, Net income and EPS	1,923	1,351	939	60.2	1,829	1,250	805	52.9
Material restructuring programs	88	88	88	5.7	37	37	37	2.5
Net (gain) / loss on disposals(1)	(9)	(9)	(9)	(0.6)	10	10	10	0.7
Material acquisition and other costs(2)	7	7	7	0.5	4	4	4	0.3
Impact of hyperinflation	19	19	19	1.2	16	16	16	1.0
Property and other losses, net(3)	—	—	—	—	13	13	13	0.8
Pension settlements	—	—	—	—	8	8	8	0.5
Amortization of acquired intangibles		165	165	10.6		163	163	10.7
Russia-Ukraine conflict impacts(4)	—	—	—	—	200	200	200	13.2
Tax effect of above items			(51)	(3.2)			(32)	(2.1)
Adjusted EBITDA, EBIT, Net income and EPS	2,028	1,621	1,158	74.4	2,117	1,701	1,224	80.5

Reconciliation of adjusted growth to comparable constant currency growth
% growth - Adjusted EBITDA, EBIT, Net income and EPS					4	5	6	8
% items affecting comparability(5)					—	—	—	—
% currency impact					3	2	2	3
% comparable constant currency growth					7	7	8	11
(1) Includes losses on disposal of non-core businesses in fiscal year 2022. Includes $15 million gain realized upon disposal of AMVIG and losses on disposal of other non-core businesses in fiscal year 2021.
(2) Includes costs associated with the Bemis acquisition.
(3) Property and other losses, net includes property and related business losses primarily associated with the destruction of the Company's Durban, South Africa, facility during general civil unrest in July 2021, net of insurance recovery.
(4) Russia-Ukraine conflict impacts include approximately $140 million of impairment charges and approximately $60 million of restructuring and related expenses for fiscal year 2022.
(5) Reflects the impact of disposed and ceased operations.

Reconciliation of adjusted EBIT by reporting segment

	Three Months Ended June 30, 2021				Three Months Ended June 30, 2022
($ million)	Flexibles	Rigid Packaging	Other	Total	Flexibles	Rigid Packaging	Other	Total
Net income attributable to Amcor				255				109
Net income attributable to non-controlling interests				4				3
Tax expense				74				103
Interest expense, net				36				35
EBIT	332	79	(42)	369	210	87	(46)	250
Material restructuring programs	63	7	2	72	12	—	(1)	11
Net (gain) / loss on disposals	—	—	—	—	1	—	—	1
Material acquisition and other costs	(16)	1	5	(10)	—	—	—	—
Impact of hyperinflation	—	2	—	2	—	6	—	6
Property and other gains, net	—	—	—	—	(14)	—	4	(10)
Pension settlements	—	—	—	—	—	1	4	5
Russia-Ukraine conflict impacts	—	—	—	—	200	—	—	200
Amortization of acquired intangibles	43	1	—	44	40	2	—	42
Adjusted EBIT	422	90	(35)	477	449	96	(39)	505
Adjusted EBIT / sales %	15.7%	11.9%		13.8%	15.1%	10.1%		12.9%
Reconciliation of adjusted growth to comparable constant currency growth
% growth - Adjusted EBIT					6	6		6
% items affecting comparability					—	—		—
% currency impact					5	(1)		3
% comparable constant currency					11	5		9

	Twelve Months Ended June 30, 2021				Twelve Months Ended June 30, 2022
($ million)	Flexibles	Rigid Packaging	Other(1)	Total	Flexibles	Rigid Packaging	Other(1)	Total
Net income attributable to Amcor				939				805
Net income attributable to non-controlling interests				12				10
Tax expense				261				300
Interest expense, net				139				135
EBIT	1,142	253	(44)	1,351	1,101	265	(116)	1,250
Material restructuring programs	126	20	(58)	88	38	—	(1)	37
Net (gain) loss / on disposals(2)	6	—	(15)	(9)	10	—	—	10
Material acquisition and other costs(3)	(7)	2	12	7	2	—	2	4
Impact of hyperinflation	—	19	—	19	—	16	—	16
Property and other losses, net(4)	—	—	—	—	9	—	4	13
Pension settlements	—	—	—	—	—	3	5	8
Russia-Ukraine conflict impacts(5)	—	—	—	—	200	—	—	200
Amortization of acquired intangibles	160	5	—	165	158	5	—	163
Adjusted EBIT	1,427	299	(105)	1,621	1,517	289	(105)	1,701
Adjusted EBIT / sales %	14.2%	10.6%		12.6%	13.6%	8.5%		11.7%
Reconciliation of adjusted growth to comparable constant currency growth
% growth - Adjusted EBIT					6	(4)	—	5
% items affecting comparability(6)					—	—	—	—
% currency impact					3	—	—	2
% comparable constant currency growth					9	(4)	—	7
(1) Other includes equity in income/(loss) of affiliated companies, net of tax and general corporate expenses.
(2) Includes losses on disposal of non-core businesses in fiscal year 2022. Includes $15 million gain realized upon disposal of AMVIG and losses on disposal of other non-core businesses in fiscal year 2021.
(3) Includes costs associated with the Bemis acquisition.
(4) Property and other losses, net includes property and related business losses primarily associated with the destruction of the Company's Durban, South Africa, facility during civil unrest in July 2021, net of insurance recovery.
(5) Russia-Ukraine conflict impacts include approximately $140 million of impairment charges and approximately $60 million of restructuring and related expenses for fiscal year 2022.
(6) Reflects the impact of disposed and ceased operations.

Reconciliations of adjusted Free Cash Flow

	Twelve Months Ended June 30,
($ million)	2021	2022
Net cash provided by operating activities	1,461	1,526
Purchase of property, plant, and equipment and other intangible assets	(468)	(527)
Proceeds from sales of property, plant, and equipment and other intangible assets	26	18
Material transaction and integration related costs	80	49
Adjusted Free Cash Flow(1)	1,099	1,066
(1) Adjusted Free Cash Flow excludes material transaction and integration related costs because these cash flows are not considered to be directly related to ongoing operations.

	Twelve Months Ended June 30,
($ million)	2021	2022
Adjusted EBITDA	2,028	2,117
Interest paid, net	(131)	(119)
Income tax paid(1)	(321)	(256)
Purchase of property, plant, and equipment and other intangible assets	(468)	(527)
Proceeds from sale of property, plant, and equipment and other intangible assets	26	18
Movement in working capital	29	(154)
Other	(64)	(13)
Adjusted Free Cash Flow(1)	1,099	1,066
(1) Adjusted Free Cash Flow excludes material transaction and integration related costs because these cash flows are not considered to be directly related to ongoing operations.

Reconciliation of net debt

($ million)	June 30, 2021	June 30, 2022
Cash and cash equivalents	(850)	(775)
Short-term debt	98	136
Current portion of long-term debt	5	14
Long-term debt excluding current portion	6,186	6,340
Net debt	5,439	5,715